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                                                                      EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated February 27, 1998 (except for note 3, as to which the date is April 2, 1998), accompanying the consolidated financial statements and we have issued our report dated February 27, 1998 on Schedule II, included in the Annual Report of Safety 1st, Inc. and Subsidiaries on Form 10-K for the fiscal year ended January 3, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Safety 1st, Inc. on Form S-8 (File No. 33-79332, effective May 26, 1994) and on Forms S-3 (File Nos. 33-78970, effective May 19, 1994 and 33-95656, effective August 21, 1995).


                                                     GRANT THORNTON LLP

Boston, Massachusetts
March 30, 1998